EXHIBIT 10.2

Executive Compensation AGREEMENT

This Executive Compensation Agreement (“Agreement”) is entered into as of March 10, 2015, effective as of January 1, 2015 (“Commencement Date”), by and between PharmaCyte Biotech, Inc. a Nevada corporation (together with its successors and assigns, “Company”), and Kenneth L. Waggoner (“Executive”). The Company and the Executive are each referred to in this Agreement as a “Party” and collectively as “Parties.”

The Parties intending to be legally bound hereby agree as follows.

1. TERM. This Agreement shall be for a term commencing on the Commencement Date and ending on the second anniversary of the Commencement Date, with annual extensions thereafter unless the Company or the Executive provides written notice of termination to the other Party at least 90 days prior to the end of the original two-year term or any subsequent annual extension (the original term, as may be from time to time extended, being referred to as the “Term”). For the purposes hereof, the termination of this Agreement due to the Company providing written notice of termination pursuant to this Section 1 at least 90 days prior to the end of the original two-year term or any subsequent annual extension will be deemed to be a termination of Executive’s employment by Company without Cause.

2. POSITION; DUTIES. The Executive shall be employed as: (i) a member of the Company’s Board of Directors (“Board”); (ii) Chief Executive Officer, President and General Counsel of the Company; and (iii) Chief Executive Officer and General Counsel of Viridis Biotech, Inc. and shall have the authorities and responsibilities customarily associated with the status of such positions at NASDAQ listed companies. In his capacity as Chief Executive Officer, the Executive shall report directly to the Board and shall have ultimate responsibility for all the Company’s current and future operations in the U.S. and abroad. Upon termination of the Executive’s employment for any reason, if and to the extent requested by the Company, the Executive shall promptly resign from the Board and from all other positions that the Executive then holds with the Company or any affiliate and promptly execute all documentation for such resignations.

The Executive shall devote substantially all of his business time, effort and energies to the business of the Company; provided, however, that notwithstanding the foregoing, the Executive may (a) serve as an officer or director of any of the entities for whom he serves as such on the Commencement Date or any other entity, (b) engage in civic, charitable, public service and community activities and affairs, (c) accept and fulfill a reasonable number of speaking engagements, and (d) manage his personal investments and affairs, as long as such activities do not, in the Executive’s reasonable and good faith judgment, interfere, individually or in the aggregate, with his obligations and the proper performance his duties and responsibilities to the Company under this Agreement in any material respect.

3. COMPENSATION AND BENEFITS. Subject in each case to the provisions of Section 4 of this Agreement in the event that his employment hereunder terminates, the Executive shall be entitled to the following compensation and benefits during the Term.

(A) Base Salary. The Company will pay the Executive a base salary at an annual rate of $180,000, payable in accordance with the Company’s usual payroll practices. The Compensation Committee of the Board may increase the base salary annually in its discretion. The annual rate of the Executive’s base salary as in effect from time to time is referred to herein as “Base Salary.”

(B) Equity Compensation. Subject to and in consideration of the Executive entering into this Agreement, in March of 2014, the Board granted the Executive 10,000,000 shares of the Company’s common stock (“Common Stock”). On the Commencement Date and on the anniversary of the Commencement Date (so long as this Agreement has not been terminated), the Company shall issue to the Executive 2,400,000 shares of Common Stock, which shares shall vest at the rate of 600,000 shares per quarter, subject to the Executive’s continuing service under this Agreement, as additional compensation.

(C) Option Awards. Subject to and in consideration of the Executive entering into this Agreement, on March 24, 2014, the Board approved the award of an option to purchase up to 10,000,000 shares of Common Stock at the fair market value on the date of grant, which award (“Option Award”) is governed by the terms of the First Stock Option Agreement dated as of March 10, 2015, by and between the Company and the Executive in the form attached hereto On the Commencement Date and on the anniversary of the Commencement Date (so long as this Agreement has not been terminated), the Company shall grant to the Executive 2,400,000 additional stock options per year (“Additional Option Awards”) each with a term of five years, at the fair market value on the date of grant, with vesting at the rate of 200,000 shares per month, subject to Executive’s continuing service under this Agreement, as additional compensation. The Additional Option Awards shall be governed by the terms of the Second Stock Option Agreement dated as of March 10, 2015, between the Company and the Executive, in the form attached hereto.

(D) Board Fees. The Executive will not be entitled to any cash fees or other payments or equity grants for service as a director.

(E) Expense Reimbursement. The Company will reimburse the Executive for business expenses reasonably incurred by him in the performance of his duties with the Company, in accordance with the Company’s usual practices.

(F) Other Benefits. The Executive will be entitled to participate in the Company’s incentive and employee benefit plans and programs applicable to senior executives generally as in effect from time to time and on a basis no less favorable than those provided to other senior executives.

(G) Vacation. The Executive will be entitled to four weeks of vacation annually (or such greater amount provided in applicable Company policies or as may be provided to any other senior executive of the Company) to be taken at times determined by the Executive; provided, however, that unused vacation for one year may be carried over to the next year if and to the extent that the unused vacation is attributable to business exigencies of the Company.

4. CONSEQUENCES OF TERMINATION. The payments under this Section 4 are the only termination payments to which the Executive is entitled upon termination of his employment prior to the end of the Term regardless of the date during the Term in which employment is terminated.

(A) Termination by Company for Cause or Termination by Executive without Good Reason. If the Executive’s employment under this Agreement is terminated prior to the end of the Term by the Company for Cause (as defined below) or by the Executive without Good Reason (as defined below), the Executive will be entitled to receive the following (promptly following such termination in the case of clause (i)):

(i) Base Salary earned through the date that the Executive’s employment hereunder terminates (“Termination Date”); and

(ii) other vested amounts and benefits, if any, in accordance with the terms of any applicable plan, program, corporate governance document, policy, agreement or arrangement of the Company other than the additional benefits provided to the Executive under the terms of this Agreement (collectively, “Accrued Compensation”).

If the Executive terminates his employment without Good Reason (as defined below), the Executive will be obligated to remain a consultant to the Company until the date that is two years after the Commencement Date. Executive shall be available to provide such consulting services to the Company in Executive’s areas of expertise, work experience and responsibility as may be requested by the Board. If the Executive fails to provide or be available to provide such post-termination consulting services, the Additional Option Awards will immediately terminate and the vested options pursuant thereto will no longer be exercisable.

“Cause” shall mean: (i) willful and repeated failure by the Executive to perform his material duties hereunder as an employee of the Company; (ii) the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony; (iii) the Executive’s theft or misuse of material Company property; or (iv) willful misconduct or an act of moral turpitude which is materially injurious to the Company, monetarily or otherwise. For purposes of this Agreement, no act or failure to act by the Executive shall be deemed “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without a belief that the Executive’s action or omission was in the best interest of the Company. No termination of the Executive’s employment will be treated as for “Cause” unless, prior to such termination, the Executive has been provided written notice from a majority of the Board setting forth in reasonable detail the basis on which the Company is terminating his employment for “Cause” and, if the condition is curable, the Executive will then have 15 days from receipt of such notice during which he may remedy the condition. If full cure is made by the Executive within such 15 day cure period, Cause shall be deemed not to have occurred and the Executive’s employment will be deemed to have continued under and subject to the provisions of this Agreement.

(B) Termination by the Company without Cause or Termination by Executive for Good Reason. If the Executive’s employment under this Agreement is terminated prior to the end of the Term by the Company without Cause or by the Executive for Good Reason, the Executive will be entitled to receive the following:

(i) Base Salary earned through the Termination Date;

(ii) Accrued Compensation;

(iii) Severance equal to two times the sum of (A) the Executive’s Base Salary in effect at the time his employment terminates, plus (B) the annual bonus, if any, earned by the Executive for the year preceding the year of termination, or, if greater, the target bonus, if any, for the year of termination;

(iv) Accelerated vesting of the unvested portion of any outstanding annual stock grant;

(v) Accelerated vesting of the unvested portion of any outstanding Additional Option Awards during the Term; and

(vi) The amount of COBRA premiums for his and his family’s coverage, if any, under the Company’s medical and dental plans, in effect from time to time, and shall continue to cover the Executive under the Company’s life insurance program, if any. The Executive shall be eligible to receive such medical reimbursement and life insurance coverage until the earliest of: (A) the twelve-month anniversary of the Termination Date; (B) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (C) the date on which the Executive receives or becomes eligible to receive substantially similar coverage from another employer. Notwithstanding the foregoing, if the Company’s making payments under this Section 4(B)(v) would violate the nondiscrimination rules applicable to non-grandfathered plans, or result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder (“PPACA”), the parties agree to reform this Section 4(B)(v) in a manner as is necessary to comply with the PPACA.

Any compensation payable pursuant to clause (i) and (iv) of this paragraph (B) shall be paid promptly after the Termination Date; and any amounts payable pursuant to clause (ii) of this paragraph (B) shall be paid pursuant to the terms of the applicable plans or arrangements. Any amounts payable pursuant to clause (iii) of this paragraph (B) shall be paid ratably for a period of 24 months following termination of employment as if it were salary payable in accordance with the Company’s normal payroll practices, provided, however, that the initial installment will begin on the 60th day following the Termination Date and will include the payments that would otherwise have been made during such 60-day period; provided that, to the extent necessary to prevent the Executive from being subject to adverse tax consequences under Section 409A of the Internal Revenue Code (“Section 409A”), the first six months of the continued Base Salary payments shall not be paid until, and shall be paid in a single sum payment on, the first day after the six month anniversary of the Termination Date, with the remaining monthly payments to begin on the first day of the seventh month following the Termination Date. At the end of the period during which the Company is paying the Executive’s premiums for medical and dental coverage, the Executive and any eligible family members may elect COBRA continuation coverage at his own expense for the remainder, if any, of the required COBRA period. All amounts payable under this Agreement shall be without interest if paid when due. For the purposes hereof, if the Company elects not to extend the Term pursuant to Section 1 above, the Executive’s employment will be deemed to have been terminated by the Company for reasons other than Cause.

In order to receive any payments or benefits under clauses (iii), (iv) and (v) of this paragraph (B), the Executive must execute and deliver to the Company a release provided by the Company in substantially the form of Exhibit A hereto and such release must become irrevocable on or before the 60th day following the Termination Date.

If the Executive’s employment under this Agreement is terminated prior to the date that is two years after the Commencement Date by the Company without Cause or by the Executive for Good Reason, any unvested equity awards that may be granted to the Executive, including the Option Awards, shall become immediately vested and non-forfeitable on the Termination Date and shall be transferable or exercisable for the remainder of their terms. Notwithstanding the above, if the Executive terminates his employment with Good Reason (as defined below), the Executive will be obligated to remain a consultant to the Company until the date that is two years after the Commencement Date. Executive shall be available to provide such consulting services to the Company in Executive’s areas of expertise, work experience and responsibility as may be requested by the Board. If the Executive fails to provide or be available to provide such post-termination consulting services, the Additional Option Award will immediately terminate and will no longer be exercisable.

As of the Termination Date, except as set forth herein, the Executive shall not be entitled to any further payments or benefits from the Company.

“Good Reason” shall mean the occurrence of any of the following events without the Executive’s express written consent: (i) a diminution in the Executive’s position, title, authority, duties, working conditions or responsibilities; (ii) a material breach of this Agreement by the Company; or (iii) in connection with a Change of Control, the failure or refusal by the successor or acquiring company (or parent thereof) to expressly assume the obligations of the Company under this Agreement. The Executive must provide written notice to the Company of the existence of the condition constituting the Good Reason within 30 days of the Executive’s having actual knowledge of the existence of the condition and, if the condition is curable, the Company will then have 15 days from receipt of such notice during which the Company may remedy the condition and not be required to pay the amounts set forth in this Section 4(B). If full cure is made by the Company within such 15 day cure period, Good Reason shall be deemed not to have occurred and the Executive’s employment will be deemed to have continued under and subject to the provisions of this Agreement; provided, however, that the same condition may be cured by the Company only once during the Term.

(C) Termination on Disability or Death. In the event that the employment of the Executive terminates prior to the end of the Term by reason of Disability (as defined below), the Executive shall be entitled to the payments set forth in clauses (i), (ii), and (vi) of Section 4(B) including payments under the Company’s long term disability insurance plan to the extent provided for therein. The Company may terminate the Executive’s employment by reason of “Disability” if (and only if) the Executive is absent from work for at least 180 consecutive days or for 180 days (whether or not consecutive) in any calendar year by reason of a physical or mental illness or injury. In the event that the employment of the Executive terminates before the end of the Term by reason of death, the amounts set forth in clauses (i), (ii), (iv), (v) and (vi) of Section 4(B) shall be paid to his estate and the death benefit under the Company’s life insurance program, if any, shall be paid to his designated beneficiary, or estate in the absence of designated beneficiary.

In addition, if the Executive’s employment under this Agreement is terminated prior to the end of the Term by reason of Disability or death, any unvested Equity Compensation and Additional Option Award that are granted to the Executive shall become immediately vested and non-forfeitable on the Termination Date and shall be transferable or exercisable for the remainder of their terms. Notwithstanding the above, if Executive’s employment under this Agreement is terminated prior to the end of the Term by reason of Disability, the Executive will be obligated to remain a consultant to the Company until the date that is two years after the Commencement Date. Executive shall be available to provide such consulting services to the Company in Executive’s areas of expertise, work experience and responsibility as may be requested by the Board. If the Executive fails to provide or be available to provide such post-termination consulting services, the Additional Option Award will immediately terminate and will no longer be exercisable.

(D) Change of Control. If the Executive’s employment under this Agreement is terminated prior to the end of the Term by the Company without Cause or by the Executive for Good Reason within two years after a Change in Control or within six months prior to a Change in Control, the Executive will be entitled to the payments and benefits set forth in Section 4(B) in a single sum cash payment on the 60th day following his termination of employment, and otherwise subject to the terms thereof (including, without limitation, acceleration of vesting and continuing exercisability of any equity awards). Notwithstanding the foregoing, if a Change of Control occurs and any Company equity awards (“Transaction Date Equity Awards”) are not assumed or converted into comparable awards with respect to stock of the acquiring or successor company (or parent thereof), then, immediately prior to the Change of Control, each such Transaction Date Equity Award, whether or not previously vested, shall be converted into the right to receive cash or, at the election of the Executive, consideration in a form that is pari passu with the form of the consideration payable to the Company’s stockholders in exchange for their shares, in an amount or having a value equal to the product of (i) the per share fair market value of the Company’s Common Stock (based upon the consideration payable to the Company’s stockholders), less, if applicable, the per share exercise price under such Transaction Date Equity Award, multiplied by (ii) the number of shares of Common Stock covered by such Transaction Date Equity Award (such product being referred to as the “Award Cash-Out Amount”). The Award Cash-Out Amount with respect to each Transaction Date Equity Award will be paid or settled at the time of or promptly (but not more than 10 days) following the occurrence of the Change of Control; provided, however, that, for the avoidance of doubt, if the Company’s stockholders receive deferred and/or contingent consideration, then the Executive will be entitled to receive such consideration as if the shares of Common Stock covered by his Transaction Date Equity Awards had been outstanding at the time of the Change of Control.

“Change in Control” means any of the following:

(a) any one person or more than one person acting as a group directly or indirectly acquires ownership of shares of the Company that, together with the shares of the Company held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the shares of the Company; provided, however, that if any one person or more than one person acting as a group is considered to own more than 50% of the total fair market value or total voting power of the shares of the Company, the acquisition of additional shares by the same person or persons shall not constitute a Change of Control under this clause (a). An increase in the percentage of shares of the Company owned by any one person or persons acting as a group as a result of a transaction in which the Company acquires its own shares in exchange for property will be treated as an acquisition of shares of the Company by such person or persons for purposes of this clause (a);

(b) any one person or more than one person acting as a group directly or indirectly acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons, ownership of shares of the Company having 30% or more of the total voting power of the shares of the Company; provided, however, that if any one person or more than one person acting as a group so acquires 30% or more of the total voting power of the shares of the Company, the acquisition of additional control of the Company by the same person or persons shall not constitute a Change of Control under clause (a) or (b) of this definition;

(c) a majority of the members of the Company’s Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Company’s Board prior to the date of such appointment or election; or

(d) the sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company or a change in the ownership of a substantial portion of the Company's assets under Section 409A.

(E) Parachute Payment Excise Tax.

(i) General. If any payment or benefit received or to be received by the Executive from the Company pursuant to the terms of this Agreement, when combined with the payments and benefits the Executive is entitled to receive under any other plan, program or arrangement (“Payments”) would be subject to the excise tax (“Excise Tax”) imposed by Section 4999 of the Internal Revenue Code (“Code”) as determined below, the Company shall pay the Executive, at the time(s) specified below, an additional amount (“Gross-Up Payment”) such that the net amount the Executive retains, after deduction of the Excise Tax on the Payments and any federal, state, and local income tax and the Excise Tax upon the Gross-Up Payment, and any interest, penalties, or additions to tax payable by the Executive with respect thereto, shall be equal to the total present value (using the applicable federal rate (as defined in section 1274(d) of the Code) in such calculation) of the Payments at the time such Payments are to be made.

(ii) Calculations. For purposes of determining whether any of the Payments shall be subject to the Excise Tax and the amount of such excise tax:

(a) the total amount of the Payments shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the excise tax, except to the extent that, in the written opinion of independent counsel or an independent national accounting firm selected by the Company and reasonably acceptable to the Executive (“Independent Adviser”), a Payment (in whole or in part) does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code, or such “excess parachute payments” (in whole or in part) are not subject to the Excise Tax;

(b) the amount of the Payments that shall be subject to the Excise Tax shall be equal to the lesser of (1) the total amount of the Payments or (2) the amount of “excess parachute payments “ within the meaning of section 280G(b)(1) of the Code (after applying clause (i), above); and

(c) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Independent Adviser in accordance with the principles of section 280G(d)(3) and (4) of the Code.

(iii) Tax Rates. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes, if any, at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of his residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

(iv) Time of Gross-Up Payments. The Gross-Up Payments provided for in this Section shall be made upon the earlier of (a) the payment to the Executive of any Payment or (b) the imposition upon the Executive, or any payment by him, of any Excise Tax.

(v) Adjustments to Gross-Up Payments. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the written opinion of the Independent Adviser that the Excise Tax is less than the amount previously taken into account hereunder, the Executive shall repay the Company, within 30 days of his receipt of notice of such final determination or opinion, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state, and local income tax imposed on the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a federal, state, and local income tax deduction) plus any interest received by the Executive on the amount of such repayment, provided that if any such amount has been paid by the Executive as an Excise Tax or other tax, he shall cooperate with the Company in seeking a refund of any tax overpayments and shall not be required to make repayments to the Company until the overpaid taxes and interest thereon are refunded to him.

(vi) Additional Gross-Up Payment. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the written opinion of the Independent Adviser that the Excise Tax exceeds the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess within 30 days of the Company’s receipt of notice of such final determination or opinion.

(vii) Fees and Expenses. All fees and expenses of the Independent Adviser incurred in connection with this section shall be borne by the Company.

(F) No Mitigation. In the event of any termination of the employment of the Executive hereunder prior to the end of the Term, the Executive shall be under no obligation to seek other employment, and there shall be no offset against any amounts due him on account of any remuneration attributable to any subsequent employment that he may obtain.

5. CONFIDENTIALITY. The Executive shall, during and after his employment by the Company and except in connection with performing services on behalf of (or for the benefit of) the Company or any of its affiliates, keep secret and retain in the strictest confidence all confidential, proprietary and non-public matters, tangible or intangible, of or related to the Company, its shareholders, subsidiaries, affiliates, successors, assigns, officers, directors, attorneys, fiduciaries, representatives, employees, licensees and agents including, without limitation, trade secrets, business strategies and operations, customer lists, manufacturers, material suppliers, financial information, personnel information, legal advice and counsel obtained from counsel, information regarding litigation, actual, pending or threatened, research and development, identities and habits of employees and agents and business relationships, and shall not disclose them to any person, entity or any federal, state or local agency or authority, except as may be required by law. Notwithstanding the foregoing, nothing in this Agreement or elsewhere shall prohibit the Executive from making any statement or disclosure: (i) to the extent required by law; (ii) to the extent required by subpoena or other legal process (upon receipt of which the Executive shall promptly give the Company written notice thereof in order to afford the Company an opportunity to contest such disclosure); (iii) with the Company’s prior written consent; or (iv) in confidence to an attorney for the purpose of obtaining legal advice.

Upon termination of his employment with the Company, the Executive shall return to the Company all confidential, proprietary and non-public materials, and any other property of the Company, in his possession. The personal property of the Executive, including documents relating to his benefits, compensation, tax liabilities, personal obligations (e.g., restrictive covenants) and the like, shall not be subject to return pursuant to the preceding sentence.

6. NON-COMPETE; NONSOLICITATION. The Executive understands and acknowledges that the services he provides to the Company are unique and extraordinary. The Executive further understands and acknowledges that the Company’s ability to reserve these services for the exclusive use of the Company is of great competitive importance and commercial value to the Company. The Executive agrees that during his employment by the Company and for twenty-four months thereafter, he shall not, directly or indirectly, engage or be interested in (as owner, partner, stockholder, employee, director, officer, agent, fiduciary, consultant or otherwise), with or without compensation, any line of business in which the Company or its affiliates is actively engaged (or, in the case of cessation of employment, in which the Company or any of its consolidated subsidiaries is then engaged at the time of such cessation). The Executive further agrees that for twenty-four months following the Termination Date, the Executive will not:

(i) directly or indirectly, contact, solicit, or accept if offered to him, or direct any person, firm, corporation, association or other entity to contact, solicit or accept if offered, any of the Company’s customers, prospective customers, or suppliers for the purpose of providing any products and/or services that are the same as or similar to the specific products and services provided by the Company to its customers during the Term; or

(ii) solicit or accept if offered to the Executive, with or without solicitation, on his behalf or on behalf of any other person, the services of any person who is then a current employee of the Company (or was an employee during the six-month period preceding such solicitation), to terminate employment or an engagement with the Company, nor hire or agree to hire any such current or former employee into employment with the Executive or any company, individual or other entity; provided, however, that this subpart (ii) will not apply to applications for employment from any current or former employee of the Company in response to a general solicitation that is not directed at any such current or former employee; and provided further that this subpart (ii) shall not be deemed to preclude any future employer of the Executive from hiring any such current or former employee of the Company without the input or participation by the Executive.

7. NONDISPARAGEMENT. The Executive agrees not to, either during his employment with the Company or after his employment with the Company has terminated, make any negative, disparaging, denigrating, or derogatory remarks, either orally or in writing, about the Company, its predecessors, successors and assigns, and any of its or their directors, officers, employees, affiliates or any shareholder holding more than 5% of the Company’s voting securities, or members of their respective families, including, without limitation, remarks that relate to their respective business operations, policies or practices, and remarks that may be considered to be detrimental to any of their business, professional, or personal reputations.

8. REMEDY FOR BREACH AND MODIFICATION. The Executive acknowledges that the provisions of this Agreement are reasonable and necessary for the protection of the Company and that the Company may be irreparably damaged if these provisions are not specifically enforced. Accordingly, the Executive agrees that, in addition to any other relief or remedies available to the Company, the Company shall be entitled to obtain appropriate temporary, preliminary and permanent injunctive or other equitable relief for the purposes of restraining the Executive from any actual or threatened breach of or otherwise enforcing these provisions and no bond or security will be required in connection therewith. In addition, notwithstanding any provision in this Agreement to the contrary, if the Executive breaches any of the provisions of Sections 5, 6 or 7 of this Agreement at any time and such breach is either (x) willful and not inconsequential or (y) in a material respect and not cured promptly after notice from the Company, he shall not thereafter be entitled to any payments or benefits under this Agreement, and the Additional Option Award (whether or not previously vested) will immediately terminate and the options granted pursuant thereto will no longer be exercisable.

9. SEVERABILITY; BLUE PENCIL. If any provision of this Agreement is deemed invalid or unenforceable, such provision shall be deemed modified and limited to the extent necessary to make it valid and enforceable. The Executive and the Company agree that the covenants contained in Sections 5, 6 and 7 are reasonable covenants under the circumstances and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.

10. COUNTERPARTS; FACSIMILES. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument. Signatures delivered by facsimile shall be effective for all purposes.

11. GOVERNING LAW; JURISDICTION.

(A) This Agreement shall be governed by, and construed and interpreted in accordance with its express terms, and otherwise in accordance with the laws of the State of Nevada, without regard to conflicts of laws principles.

(B) Either Party may seek to enforce this Agreement in the courts of the State of Maryland. Each Party hereby consents to the non-exclusive jurisdiction of such court (and the appropriate appellate courts) and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either Party anywhere in the world, whether within or without the State of Maryland.

12. NOTICES. Any notice or other communication made or given in connection with this Agreement may be given by counsel, shall be in writing, and, if to a Party, shall be deemed to have been duly given when: (i) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (ii) sent by electronic mail or facsimile with confirmation of transmission by the transmitting equipment; or (iii) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to a Party at his or its address or facsimile number set forth below or at such other address or facsimile number as a Party may specify by notice to the other Party:

To the Executive:

25422 Trabuco Road

Suite 105

Lake Forest, CA 92630

Email: kwaggoner@PharmaCyteBiotech.com

Fax No.: (917) 595-2851

To the Company:

12510 Prosperity Drive
Suite 310
Silver Spring, MD 20904-1643
Attention: Gerald W. Crabtree, Ph.D.
Chief Operating Officer
Email: gcrabtree@PharmaCyteBiotech.com

Fax No.: (917) 595-2851

13. ENTIRE AGREEMENT; AMENDMENT. This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and cannot be changed or terminated orally. Any amendment thereof must be in writing and signed by the Parties.

14. WAIVER. The failure of any Party or person to insist upon strict adherence to any term of this Agreement (including all attachments) on any occasion shall not be considered a waiver or deprive that Party or person of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement (including all attachments). Any waiver must be in writing and must specifically identify the provision(s) of this Agreement (including all attachments) being affected.

15. END OF TERM. The provisions of Sections 4, 5, 6, 7, 8, 11, 12, 13 and 14 shall continue after the end of the Term.

16. ASSIGNMENT. Except as otherwise provided in this Section 16, this Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by the Executive, and shall be assignable by the Company only to any corporation or other entity that succeeds to all, or substantially all, of the Company’s business or assets, and that expressly assumes (or assumes by operation of law in any merger or consolidation) the Company’s obligations hereunder; provided, however, that no such assignment shall invalidate or negate the rights of the Executive pursuant to the provisions hereof, including, without limitation, any such rights relating to a Change of Control. In any such event, the term “Company,” as used herein shall mean the Company, as defined above, and any such successor or assignee. In the event of the Executive’s death or a judicial determination of his incapacity, references in this Agreement (including its attachments) to the “Executive” shall be deemed to include, as appropriate, his estate, heirs and/or legal representatives.

17. CODES. The Board has adopted a Code of Business Conduct and Ethics. The Executive is expected to require compliance with those codes by the Company’s employees and to comply himself.

18. DEDUCTIONS. The Company may deduct from the compensation described herein any applicable Federal, state and/or city withholding taxes, any applicable social security contributions, and any other amounts which may be required to be deducted or withheld by the Company pursuant to any Federal, state or city laws, rules or regulations or any election he shall have made.

19. SECTION 409A. Anything in this Agreement to the contrary notwithstanding:

(A) It is intended that any amounts payable under this Agreement will either be exempt from or comply with Section 409A and all regulations, guidance and other interpretive authority issued thereunder so as not to subject the Executive to payment of any additional tax penalty or interest imposed under Section 409A, and this Agreement will be interpreted on a basis consistent with such intent. References to Termination Date or termination of employment herein mean a termination of employment that constitutes a Separation from Service within the meaning of Section 409A.

(B) To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Section 409A: (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year (provided that this clause (i) will not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect); (ii) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred; and (iii) the Executive’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(C) Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(D) To the extent any amount payable to the Executive is subject to his entering into a release of claims with the Company and any such amount is a deferral of compensation under Section 409A and which amount could be payable to the Executive in either of two taxable years, and the timing of such payment is not subject to terms and conditions under another plan, program or agreement of the Company that otherwise satisfies Section 409A, such payments shall be made or commence, as applicable, on January 15 (or any later date that is not earlier than 8 days after the date that the release becomes irrevocable) of such later taxable year and shall include all payments that otherwise would have been made before such date.

20. CAPTIONS. The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this Agreement.

IN WITNESS WHEREOF, the Executive and the Company have signed this Agreement as of the date first set forth above.

PHARMACYTE BIOTECH, INC.

By: /s/ Gerald W. Crabtree

Name: Gerald W. Crabtree

Title: Director and Chief Operating Officer

THE EXECUTIVE

By: /s/ Kenneth L. Waggoner

Kenneth L. Waggoner

Exhibit A

GENERAL RELEASE

1. GENERAL RELEASE OF ALL CLAIMS

The undersigned individual (“Executive”) hereby irrevocably releases and forever discharges any and all known and unknown liabilities, debts, obligations, causes of action, demands, covenants, contracts, liens, controversies and any other claim of whatsoever kind or nature that the Executive ever had, now has or may have in the future against PharmaCyte Biotech, Inc. (“Company”), its shareholders, subsidiaries, affiliates, successors, assigns, officers, directors, attorneys, fiduciaries, representatives, employees, licensees, agents and assigns (“Releasees”), to the extent arising out of or related to the performance of any services to or on behalf of the Company or the termination of those services and, other than claims for payments, benefits or entitlements preserved by Section 4 and claims for indemnification, advancement of expenses or coverage under the Company’s directors and officers liability insurance, of the Executive Compensation Agreement dated as of January 1, 2015, between the Company and the Executive (“Employment Agreement”), including without limitation: (i) any such claims arising out of or related to any federal, state and/or local labor or civil rights laws including, without limitation, the federal Civil Rights Acts of 1866, 1871, 1964, the Equal Pay Act, the Older Workers Benefit Protection Act, the Rehabilitation Act, the Jury Systems Improvement Act, the Uniformed Services Employment and Reemployment Rights Act, the Vietnam Era Veterans Readjustment Assistance Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act of 1938, the New York Human Rights Law, the Maryland Employment Anti-Discrimination Laws, the Maryland wage and hour laws, and the Maryland State Personnel and Pensions Article; (ii) any and all other such claims arising out of or related to any contract, any and all other federal, state or local constitutions, statutes, rules, regulations or executive orders; or (iii) any and all such claims arising from any common law right of any kind whatsoever, including, without limitation, any claims for any kind of tortious conduct, promissory or equitable estoppel, defamation, breach of the Company’s policies, rules, regulations, handbooks or manuals, breach of express or implied contract or covenants of good faith, wrongful discharge or dismissal, and/or failure to pay, in whole or part, any compensation of any kind whatsoever (collectively, “Executive’s Claims”).

Execution of this Release by the Executive operates as a complete bar and defense against any and all of the Executive’s Claims against the Company and/or the other Releasees. If the Executive should hereafter assert any Executive’s Claims in any action or proceeding against the Company or any of the Releasees, as applicable, in any forum, this Release may be raised as and shall constitute a complete bar to any such action or proceeding and the Company and/or the Releasees shall be entitled to recover from the Executive all costs incurred, including attorneys’ fees, in defending against any such Executive’s Claims.

Executive further waives and relinquishes any rights and benefits which he has or may have under California Civil Code § 1542 to the fullest extent that he may lawfully waive all such rights and benefits pertaining to the subject matter of this Release. Civil Code § 1542 provides that a general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor. Executive acknowledges that he is aware that he may later discover facts in addition to or different from those which he now knows or believes to be true with respect to the subject matter of this Release, but it is his intention to fully and finally forever settle and release any and all claims, matters, disputes, and differences, known or unknown, suspected and unsuspected, which now exist, may later exist or may previously have existed between the parties to the extent set forth in the first paragraph hereof, and that in furtherance of this intention this Release shall be and remain in effect as a full and complete general release to the extent set forth in the first paragraph herein, notwithstanding discovery or existence of any such additional or different facts.

2. OPPORTUNITY FOR REVIEW

The Executive acknowledges that he has had a reasonable opportunity to review and consider the terms of this Release for a period of at least 21 days, that he understands and has had the opportunity to receive counsel regarding his/ her respective rights, obligations and liabilities under this Release and that to the extent that the Executive has taken less than 21 days to consider this Release, the Executive acknowledges that he has had sufficient time to consider this Release and to consult with counsel and that he does not desire additional time to consider this Release. As long as the Executive signs and delivers this Release within such 21 day time period, he will have seven days after such delivery to revoke his decision by delivering written notice of such revocation to the Company. If the Executive does not revoke his decision during that seven-day period, then this Release shall become effective on the eighth day after being delivered by the Executive.

3. BINDING EFFECT

This Release is binding on the Executive’s heirs and personal representative.

4. GOVERNING LAW; MISCELLANEOUS

The provisions of Sections 9, 10, 11, 12 and 14 of the Employment Agreement shall be deemed incorporated into this Release as if fully set forth herein. Any claim or dispute arising under or relating to this Release, or the breach, termination or validity of this Release, shall be subject to Section 11 of the Employment Agreement.

PHARMACYTE BIOTECH, INC.

By: _________________________

Name: Gerald W. Crabtree

Title: Director and Chief Operating Officer

THE EXECUTIVE

____________________________

By: Kenneth L. Waggoner

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